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                    [Weil, Gotshal & Manges LLP Letterhead]

                                                                  EXHIBIT 12.M.1



                                __________, 2000



BLC Financial Services, Inc.
645 Madison Avenue
New York, NY  10022


Ladies and Gentlemen:

       We have acted as counsel to BLC Financial Services, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Allied Capital B Sub Corporation ("Sub"), a Delaware corporation and a direct wholly-owned subsidiary of Allied Capital Corporation, a Maryland corporation ("Parent"), with and into the Company.

       In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of October 31, 2000, among Parent, Sub and the Company (the "Merger Agreement"), the Proxy Statement/Prospectus (the "Proxy Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form N-14, as filed by Parent with the SEC on November 6, 2000, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.



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BLC Financial Services, Inc.
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       Based upon the foregoing, and subject to the next succeeding paragraph, the discussion included in the Proxy Statement under the caption "The Merger Agreement -- Certain Federal Income Tax Consequences", insofar as it constitutes statements of federal income tax law or legal conclusion and, except to the extent qualified therein, is accurate in all material respects.

       Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                Very truly yours,